EXHIBIT 99.1

GEMSTAR-TV GUIDE INTERNATIONAL ANNOUNCES TWO SENIOR
MANAGEMENT APPOINTMENTS

Former Hogan & Hartson Partner Stephen Kay Named Executive Vice President and
General Counsel

Jonathan Orlick Named President of Intellectual Property

Pasadena, CA — Gemstar-TV Guide International, Inc. (NASDAQ: GMSTE) announced today that it has named Stephen H. Kay, a former Hogan & Hartson, L.L.P., partner, as Executive Vice President and General Counsel and that Jonathan Orlick, who has been Executive Vice President and General Counsel for the company, has been appointed to the newly-created position of President of Intellectual Property for the company. With his new responsibilities, Mr. Orlick has resigned his position on the Company’s Board of Directors. Both Messrs. Kay and Orlick will report to Jeff Shell, Gemstar-TV Guide’s Chief Executive Officer.

“Over the past several months, Gemstar-TV Guide has made significant progress in bolstering our executive team,” said Mr. Shell. “These key senior management appointments are a critical step in building the world class management team necessary to reinvigorate our Company’s exciting portfolio of assets. With Steve, we have added an executive who has proven expertise and a record of achievement in the area of corporate and securities law that will be a great asset to Gemstar-TV Guide as it addresses key legal issues. Moreover, it also enables Jon to devote his full energy and expertise to the management and development of our crown jewels: our patent portfolio and base of technology.”

In his position, Mr. Kay will manage Gemstar-TV Guide’s internal and external legal teams as they address a wide variety of business and legal matters. He will also work together with other key senior management team members as they implement strategic growth initiatives, providing legal counsel and expertise on joint ventures, licensing and other transactions. Mr. Kay joins the Company on a full-time basis this week and will be based in Los Angeles.

“I’m excited about the opportunity to work with Jeff and the other senior executives at the company as we pursue Gemstar-TV Guide’s future growth strategy,” said Mr. Kay. “I look forward to using the insight, perspective and experience that I have gained working with a wide variety of media and technology companies over the past 15 years to help guide Gemstar towards realizing its full potential.”

Mr. Orlick, as President of Intellectual Property, will be responsible for managing the intellectual property portfolio for the company and expanding and building upon the company’s key assets – patents and technology. In addition, he will continue to provide counsel to the company in his specialized field of expertise, which includes patent and technology law. He will continue to be based in Los Angeles.

“This is the ideal opportunity for me to focus more closely on an area for which I am passionate about—intellectual property,” said Mr. Orlick. “I look forward to working closely with Jeff as he leads the development of this company in the years ahead.”

Mr. Kay joins Gemstar-TV Guide from Hogan & Hartson L.L.P., where he was a partner in the New York office and a member of the firm’s Business and Finance group. Mr. Kay’s practice focused on transactional work, including mergers and acquisitions, licensing, equity offerings, debt financings, joint ventures, and venture capital transactions. He also counseled clients regarding day-to-day general corporate and securities law matters and worked extensively with clients in the formation and financing of new ventures. Mr. Kay represented privately and publicly held corporations, limited liability companies and partnerships across a wide range of industries. He negotiated, structured and documented transactions for media and technology clients, including publishing, television, Internet, software, film, and sports businesses. Mr. Kay also advised technology and new media clients on the unique business and legal issues encountered in the development and commercialization of innovative technologies and products. Over the past several years, Mr. Kay has worked extensively with News Corporation and its Fox Entertainment Group subsidiary, with particular emphasis on mergers and acquisitions and joint ventures in the domestic and international pay television area.

Mr. Kay became a partner at Hogan & Hartson in March 2002, as part of the firm’s merger with Squadron, Ellenoff, Plesent & Sheinfeld, LLP. At Squadron Ellenoff, he was a member of the Executive Committee and Co-chair of the Corporate, Securities and Finance department. He joined Squadron Ellenoff in 1987, becoming a partner of the firm in 1995.

He received his J.D., magna cum laude, from Boston University in 1987 and received his B.A. from the University of California at Berkeley in 1983.

Prior to his position at Gemstar-TV Guide as Executive Vice President and General Counsel, Mr. Orlick served from 1996 through March of 2002 as the Deputy General Counsel and as Senior Vice President, Intellectual Property and Licensing of the company. He also served as Vice President, Intellectual Property and Licensing, and General Counsel for StarSight Telecast, Inc., now a wholly owned subsidiary of Gemstar-TV Guide, and held various positions at StarSight beginning in 1996.

Prior to joining StarSight, Mr. Orlick was Director of Intellectual Property of AST Research Inc. from 1993-1996, overseeing all worldwide intellectual property matters, including intellectual property acquisition, US and foreign patent prosecution, US and foreign trademark prosecution, patent and trademark licensing, trade secret protection and litigation management. During his tenure, he was responsible for technology dependent contracts and worked closely with inventors and engineers to facilitate invention disclosure activity in connection with the company’s patent policy.

Mr. Orlick’s experience in patent law also includes several other key positions at leading technology and electronics companies including Pioneer Electronics (Discovision) and the Tandy Corporation. He began his law career as a patent attorney in private practice in Tampa, Florida from 1984-1986 and then as a patent attorney at the Rockwell International Corporation from 1986-1988.

Mr. Orlick received his J.D. and M.B.A from Nova Southeastern University in 1984 and received his B.S.E.S. in Computer Engineering Science from the University of South Florida in 1980.

About Gemstar-TV Guide International, Inc.
Gemstar-TV Guide International, Inc., is a leading media and technology company focused on consumer television guidance and home entertainment. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products; the impact of competitive products and pricing; the management of growth; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K, and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors:  Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its affiliates. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

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